Exhibit 99.1

Texas Roadhouse, Inc. Announces Two-For-One Stock Split

Louisville, KY, August 22, 2005 – Texas Roadhouse, Inc. (Nasdaq: TXRH), today announced that its Board of Directors declared a two-for-one split of its Class A and Class B common stock.  The stock split will be effected in the form of a 100% stock dividend.  The additional shares will be issued on or about September 23, 2005 by the Company’s transfer agent to shareholders of record as of the close of business on September 6, 2005. Each shareholder will receive one additional share of Texas Roadhouse common stock for every one share owned. The Company had approximately 32.1 million shares of Class A common stock and approximately 2.6 million shares of Class B common stock outstanding as of August 19, 2005.

“We are pleased to announce this two-for-one stock split,” stated G.J. Hart, President and Chief Executive Officer.  “It reflects our confidence in Texas Roadhouse and our responsiveness to investor interest in our stock.  Furthermore, with the increase in our market capitalization since the initial public offering about a year ago, it is the Board’s belief that the incremental shares outstanding and the subsequent price adjustment will result in added liquidity and a broader investor base going forward.”

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates more than 200 restaurants in 38 states.  For more information, please visit the Company’s website at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to the increase in the Company’s liquidity and in the size of its investor base, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual investor response to the increase in the number of the Company’s outstanding shares and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

CONTACT: Texas Roadhouse, Inc.

Investor Relations

Scott Colosi, 502-515-7300

Or

Media

Juli Hart, 502-515-7235